Exhibit 99.3

DXC Technology Company

TENDER OF ALL OUTSTANDING

$300,000,000 Aggregate Principal Amount of

7.45% Senior Notes due 2029 of Enterprise Services LLC

in Exchange for 7.45% Senior Notes due 2029 of DXC Technology Company

THE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON [                ], [                ], UNLESS EXTENDED (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). IN ORDER TO BE ELIGIBLE TO RECEIVE THE EARLY CONSENT PAYMENT, HOLDERS OF OLD NOTES MUST VALIDLY TENDER AND NOT WITHDRAW THEIR OLD NOTES ON OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON [                ], [                ], UNLESS EXTENDED (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EARLY CONSENT DATE”). NOTES TENDERED IN THE EXCHANGE OFFER MAY BE VALIDLY WITHDRAWN PRIOR TO THE EARLY CONSENT DATE. BY TENDERING YOUR NOTES, YOU WILL BE DEEMED TO HAVE DELIVERED YOUR CONSENT TO THE PROPOSED AMENDMENTS TO THE EDS INDENTURE. CONSENTS MAY BE REVOKED BEFORE THE EARLY CONSENT DATE BY VALIDLY WITHDRAWING THE RELATED TENDER OF OLD NOTES BEFORE THE EARLY CONSENT DATE.

To Registered Holders, Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are enclosing herewith the material listed below relating to (a) the offer by DXC Technology Company, a Nevada corporation (the “Company”), to exchange (the “exchange offer”) its 7.45% Senior Notes due 2029 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement of which the Prospectus is a part, for (i) a like principal amount of 7.45% Senior Notes due 2029 issued by Enterprise Services LLC, a Delaware limited liability company (the “Old Notes”) and (ii) for each $1,000 aggregate principal amount of Old Notes tendered on or before the Early Consent Date, an early consent payment of $50 (the “early consent payment”), and (b) the solicitation of consents (the “consent solicitation”) to amend the indenture governing the Old Notes, in each case, upon the terms and subject to the conditions set forth in the prospectus, dated [                ], [                ] (the “Prospectus”), and the related Letter of Transmittal and Consent (the “Letter of Transmittal”).

Enclosed herewith are copies of the following documents:

1. Prospectus dated [                ], [                ];

2. Letter of Transmittal;

3. Letter that may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee; and

4. Letter that may be sent from your clients to you with such clients’ instruction with regard to the exchange offer (included in item 3 above).

We urge you to contact your clients promptly. Please note that the exchange offer will expire on the Expiration Date unless extended. In order to be eligible to receive the early consent payment, Old Notes must be tendered on or before the Early Consent Date. The exchange offer is not conditioned upon any minimum number of Old Notes being tendered. The consummation of the consent solicitation is conditioned upon the receipt by the Company of consents to the proposed amendments from holders of at least a majority of the outstanding aggregate principal amount of the Old Notes.

If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, it acknowledges that it will deliver a prospectus in connection with any resale of such New Notes and you will represent on behalf of such broker-dealer that the Old Notes to be exchanged for New Notes were acquired by it as a result of market-making activities or other trading activities. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes, such broker-dealer is not deemed to admit it is an “Underwriter” within the meaning of the Securities Act.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent) in connection with the solicitation of tenders of Old Notes pursuant to the exchange offer. The Company will not pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it.

Additional copies of the enclosed materials may be obtained from the exchange agent, Global Bondholder Services Corporation, at 65 Broadway – Suite 404, New York, New York 10006 Attn: Corporate Actions, Tel: (212) 430-3774.

Very truly yours,

DXC Technology Company